OPTIMA PETROLEUM CORPORATION
Pro Forma Balance Sheet
As at March 31, 1998

================================================================================================================

                                                                                                  Pro Forma
                                                    OPC          AMEX      Adjustments Notes    Consolidated

---------------------------------------------------------------------------------------------------------------


ASSETS

CURRENT
  Cash and cash equivalents                   $    5,033,461  $  630,894                          $5,664,355
  Accounts receivable                              1,942,974   1,321,902                           3,264,876
  Note receivable - current portion                  128,599           -                             128,599

---------------------------------------------------------------------------------------------------------------
                                                   7,105,034   1,952,796                           9,057,830

OTHER
  Cash held in trust                                 705,893   1,141,074                           1,846,967
  Advances to operators                              473,886           -                             473,886
  Note receivable - long term portion                262,502           -                             262,502
  Loan receivable - AMEX                             849,960    (849,960)
  Petroleum and natural gas interests,
    full cost method                              17,285,171  11,097,254     $7,159,171   2(a)    37,437,296
                                                                              1,895,700   2(b)
  Deferred charges                                   276,308           -                             276,308

---------------------------------------------------------------------------------------------------------------
                                              $   26,958,754 $13,341,164                         $49,354,789
===============================================================================================================


LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT
  Accounts payable and accrued liabilities    $      662,093  $3,579,689                          $4,241,782
  Current portion of long-term debt                        -   3,272,346                           3,272,346

---------------------------------------------------------------------------------------------------------------
                                                     662,093   6,852,035                           7,514,128

REVENUE IN DISPUTE                                 1,047,664           -                           1,047,664

LONG-TERM DEBT                                       141,660   1,374,102                           1,515,762

SITE RESTORATION AND ABANDONMENT                     369,297           -     $1,895,700  2(b)     2,264,997

SHAREHOLDERS' EQUITY
  Share capital                                   30,891,689           -     12,274,198   2(a)    43,165,887
  Contributed surplus                                608,222           -                             608,222
  Deficit                                         (6,761,871)  5,115,027     (5,115,027)  2(a)    (6,761,871)

---------------------------------------------------------------------------------------------------------------
                                                  24,738,040   5,115,027                          37,012,238
---------------------------------------------------------------------------------------------------------------
                                              $   26,958,754 $13,341,164                         $49,354,789
===============================================================================================================


See accompanying notes to pro forma financial statements.

OPTIMA PETROLEUM CORPORATION
Pro Forma Statement of Operations
Three Months Ended March 31, 1998

===========================================================================================================
                                                                                               Pro Forma
                                              OPC           AMEX       Adjustments   Notes      Combined
-----------------------------------------------------------------------------------------------------------

OPERATING REVENUE

  Petroleum and natural gas sales       $    1,119,473    $2,355,938       $659,781  2(f)      $  4,135,192

COSTS AND EXPENSES

  Royalties and production taxes               355,627        88,638        659,781  2(f)        1,104,046
  Operating costs                              338,175     1,000,966                             1,339,141
  Depletion and depreciation                   872,714     1,154,794        425,116  2(c)        2,452,624
  General and administrative                   386,039       609,321                               995,360
  Interest and other revenue                   (99,109)       (7,179)                             (106,288)
  Foreign exchange loss                        246,462             -                               246,462
  Interest and bank charges                      2,644       114,824                               117,468
  Amortization of deferred financing costs      17,082             -                                17,082

-----------------------------------------------------------------------------------------------------------

INCOME (LOSS) BEFORE INCOME TAXES           (1,000,161)     (605,426)                           (2,030,703)

Income taxes                                         -             -                                     -

-----------------------------------------------------------------------------------------------------------

NET INCOME(LOSS) FOR THE YEAR           $   (1,000,161)     (605,426)                       $   (2,030,703)

===========================================================================================================

NET INCOME (LOSS) PER
  COMMON SHARE  (Note 3)                $        (0.09)        N/A                          $        (0.11)

===========================================================================================================

See accompanying notes to pro forma financial statements.

OPTIMA PETROLEUM CORPORATION
Pro Forma Statement of Operations
Year Ended December 31, 1997

============================================================================================================
                                                                                               Pro Forma
                                              OPC           AMEX       Adjustments   Notes      Combined

------------------------------------------------------------------------------------------------------------


OPERATING  REVENUE


  Petroleum and natural gas sales       $    7,649,415    $9,403,334     $3,806,465  2(f)   $  20,859,214

COSTS AND EXPENSES


  Royalties and production taxes             2,581,196       361,396      3,806,465  2(f)        6,749,057
  Operating costs                            1,018,211     3,279,187                             4,297,398
  Depletion and depreciation                 4,269,745     3,898,106      1,435,016  2(c)        9,602,867
  Write-down of petroleum and natural
    gas interests                            2,520,000             -                             2,520,000
  Provision for revenue dispute              1,023,998             -                             1,023,998
  Gain on sale of Canadian petroleum
    and natural gas interests                 (518,025)            -                              (518,025)
  General and administrative                 1,691,779       550,768                             2,242,547
  Interest and other revenue                  (250,916)      (62,124)                             (313,040)
  Foreign exchange gain                       (259,315)      (43,035)                             (302,350)
  Interest and bank charges                    188,468        77,870                               266,338
  Amortization of deferred financing costs      68,494             -                                68,494


------------------------------------------------------------------------------------------------------------

INCOME (LOSS) BEFORE INCOME TAXES           (4,684,220)    1,341,166                             (4,778,070)

Income taxes                                   151,000             -        480,300  2(d)           151,000
                                                                           (480,300) 2(e)

------------------------------------------------------------------------------------------------------------
INCOME (LOSS) FOR THE YEAR              $   (4,835,220)   $1,341,166                        $     (4,929,070)


============================================================================================================

NET INCOME (LOSS) PER
  COMMON SHARE  (Note 3)                $        (0.43)          N/A                        $          (0.27)

============================================================================================================

See accompanying notes to pro forma financial statements.

                          OPTIMA PETROLEUM CORPORATION

                     NOTES TO PRO FORMA FINANCIAL STATEMENTS
                  FOR THE THREE MONTHS ENDED MARCH 31, 1998 AND
                          YEAR ENDED DECEMBER 31, 1997
                               (CANADIAN DOLLARS)
                                   (UNAUDITED)

1.      BASIS OF PRESENTATION

        The accompanying unaudited pro forma financial statements of Optima Petroleum Corporation ("OPC") have been prepared by management in accordance with accounting principles generally accepted ("GAAP") in Canada. A reconciliation of Canadian and U.S. GAAP is provided in note 4.

        The pro forma statements have been prepared from the unaudited consolidated financial statements of OPC for the three months ended March 31, 1998 and from the audited consolidated financial statements of OPC for the year ended December 31, 1997 and from the unaudited financial statements of American Explorer, LLC ("AMEX") for the three months ended March 31, 1998 and from the audited financial statements of AMEX for the year ended December 31, 1997, together with other publicly available information. In the opinion of management, these pro forma statements include all adjustments necessary for fair presentation.

        The pro forma statements do not include the financial position and results of operations of Goodson Exploration Company, NAB Financial, L.L.C. or Dexco Energy, Inc., all of which will be acquired under the proposed acquisition, as all assets and liabilities of these companies, except for their investments in AMEX, will be removed immediately prior to the acquisition.

        The audited financial statements of AMEX have been translated from U.S. dollars to Canadian dollars using the current rate method. Under this method, the balance sheet at March 31, 1998 is translated at a current exchange rate at this date of $1.4166 and the statements of operations are translated at the average exchange rate for the statement period presented (March 31, 1998 - $1.4321; December 31, 1997 - $1.3846;).

        The pro forma statements are not necessarily indicative of either the results of operations that would have occurred for the three months ended March 31, 1998 or for the year ended December 31, 1997, or of the results of operations expected in 1998 and future years. In preparing these pro forma statements, no adjustments have been made to reflect the operating synergies and general and administrative cost savings expected to result from consolidating the operations of OPC and AMEX.

        These pro forma statements should be read in conjunction with the unaudited consolidated financial statements of OPC and the unaudited financial statements of AMEX for the three months ended March 31, 1998 and the audited consolidated financial statements and notes thereto of OPC and the audited financial statements and notes thereto of AMEX for the years ended December 31, 1997.

2.      PRO FORMA ASSUMPTIONS AND ADJUSTMENTS

        The pro forma consolidated balance sheet gives effect to the acquisition of AMEX and the share issue as at March 31, 1998. The pro forma combined statements of operations for the three months ended March 31, 1998 and for the year ended December 31, 1997 gives effect to the acquisition and the share issue as of January 1, 1997, including adjustments in respect to certain transactions that may not occur in future years.

        These pro forma statements give effect to the following assumptions and adjustments:

        a) Accounting for the acquisition of AMEX is by the purchase method of accounting. The following table shows the assumptions made with respect to the allocation of the aggregate purchase price to AMEX's net assets and the adjustments necessary to their historical cost carrying value. Included as part of the adjustments is the elimination of AMEX's shareholders' equity of $5,115,027.

               NET ASSETS ACQUIRED


                Current assets                                                      $  1,952,796
                Petroleum and natural gas interests, at historical cost               11,097,254
                Other assets                                                           1,141,074
                Current liabilities                                                   (6,852,035)
                Long term debt                                                        (2,224,062)
                                                                                      -----------
                                                                                       5,115,027
                Excess purchase price, attributed to petroleum and natural gas
                  interests                                                            7,159,171
                                                                                    ------------
                Total consideration                                                 $ 12,274,198
                                                                                    ============
                CONSIDERATION COMPRISED OF

                Share capital on issue of 7,335,001 shares at a fair value of
                $1.67                                                                $12,274,198
                                                                                     ===========

               The Company will also issue 1,667,001 in contingent stock issue rights which will be exchangeable for common shares of the Company if the Company's share price exceeds U.S.$5 per share for 20 consecutive trading days. As this contingent consideration is not reasonable determinable at this time, no amount has been recorded in the cost of the acquisition. Any contingent consideration will be recorded when reasonable determinable which, in this case, would be when the contingent stock issue rights are exercisable.

        b)     Site Restoration and abandonment

               This is to reallocate AMEX Site Restoration and Abandonment of $1,895,700 from Accumulated Depletion, Depreciation and Amortization to Site Restoration and Abandonment on the balance sheet as required under Canadian Generally Accepted Accounting Principles.

                                                                               Three Months
                                                                                  Ended          Year Ended
                                                                               March 31/98        Dec 31/97
                                                                               ------------      -----------
        c)     Depletion and depreciation

               Increased depletion and depreciation expense
               resulting from the higher cost base on acquisition
               of AMEX's petroleum and natural gas interests:                  $    425,116      $1,435,016
                                                                               ============      ==========

        d)     Income taxes

               To record deferred income taxes on income of AMEX               $          --     $  480,300
                                                                               ============      ==========


      e)     Income taxes

               To reduce deferred income taxes of AMEX to reflect the
               utilization of OPC's losses carry forward.                      $          --     $ (480,300)
                                                                                =============    ==========

        f)     Gross up to working interest

               To gross-up AMEX petroleum and natural gas sales from net revenue interest reporting to working interest reporting
               in accordance with OPC's financial statement presentation.           $ 659,781    $3,806,465
                                                                                =============    ==========

3.      PER COMMON SHARE INFORMATION

        Pro forma net income (loss) per common share has been calculated using the weighted average number of OPC common shares outstanding during the three months ended March 31, 1998 and for the years ended December 31, 1997 plus the additional OPC common shares that were issued pursuant to the AMEX acquisition and to be issued pursuant to this offering, all as if the additional common shares were outstanding at the beginning of each period or year.



                                                         Three months ended       Year ended
                                                              March 31,          December 31,
                                                                 1998                1997
-----------------------------------------------------------------------------------------------
Weighted average common shares, at historical              11,002,346             11,159,663
Shares issued pursuant to offering                          7,335,001              7,335,001
-----------------------------------------------------------------------------------------------
Weighted average common shares, pro forma                  18,337,347             18,494,664
-----------------------------------------------------------------------------------------------


 .      CANADA / U.S. GAAP RECONCILIATION

        The following Canada / U.S. GAAP reconciliation is provided for material differences affecting the reported amount in the pro forma financial statements:

        a)     Pro forma balance sheet as at March 31, 1998

               In 1995, the Company applied its opening deficit of $10,602,526 against its share capital. This adjustment is not in accordance with U.S. GAAP. At March 31, 1998 deficit is $10,602,526 higher or $17,364,397 and share capital is $10,602,526 higher or $53,768,413 for U.S. GAAP.

        b) Pro forma statement of operations for the three months ended March 31, 1998

               There are no significant Canadian / U.S. GAAP differences.

        c)     Pro forma statement of operations for the year ended December 31,
               1997

----------------------------------------------------------------------------------
               Loss for the year reported                             $ 4,929,070
               Write-down of petroleum and natural gas interests         (800,000)
----------------------------------------------------------------------------------
               Loss for U.S. GAAP                                     $ 4,129,070
----------------------------------------------------------------------------------
               Loss per share for U.S. GAAP                           $      0.22
----------------------------------------------------------------------------------